U.S. Geothermal Inc.

Re:	Registration Statement on Form S-1 No. 333-144829

Ladies and Gentlemen:

          We have acted as counsel to U.S. Geothermal Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) relating to the resale by certain shareholders of the Company named in the Registration Statement (the “Selling Shareholders”) of up to 11,977,035 shares of common stock of the Company, par value $0.001 per share, which consists of 9,140,900 shares of Common Stock issued to certain of the Selling Shareholders in a private placement (the “Private Placement Shares”), 909,090 issuable as liquidated damages upon certain circumstances set forth in the form of subscription agreement signed by certain Selling Shareholders (the “Additional Shares”), 1,927,045 shares of common stock issuable upon exercise of warrants (the “Warrant Shares”).

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold as described in the Registration Statement.

          Based on the foregoing, we are of the opinion that (i) the Private Placement Shares are validly issued, fully paid and nonassessable, (ii) the Additional Shares, upon issuance and delivery in acordance with the terms of the subscription agreement will be validly issued, fully paid and non-assessable, and (iii) the Warrant Shares issuable upon exercise of the warrants, upon issuance, delivery and payment therefore in accordance with the terms of the warrants, will be validly issued, fully paid and nonassessable.

          Our opinions expressed above are limited to the Delaware General Corporation Law.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus constituting part of the Registration Statement.

Dated: October 26, 2007

Very truly yours, /s/ Dorsey & Whitney LLP